Exhibit 10.278

SEPARATION AND RELEASE AGREEMENT

This SEPARATION AND RELEASE AGREEMENT (the “Agreement”) is made this 4th day of February, 2011, by and between Pharmaceutical Product Development, Inc., a North Carolina corporation with its principal place of business in New Hanover County, North Carolina (the “Company”), and David L. Grange, a citizen and resident of New Hanover County, North Carolina (“Executive”). (Hereinafter, the Company and Executive are sometimes referred to each as a “Party” and together as the “Parties.”)

WHEREAS, Executive has been employed by the Company as its Chief Executive Officer pursuant to an Employment Agreement dated May 19, 2009 (the “Employment Agreement”); and

WHEREAS, Executive has informed the Company that he wishes to retire, effective as of May 18, 2011; and

WHEREAS, the Parties wish to document the agreed terms of Executive’s separation from the Company through this Agreement;

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Parties hereby agree as follows:

1. Separation. Effective as of May 18, 2011 (the “Termination Date”), Executive hereby retires/resigns from his position as Chief Executive Officer of the Company and as a member of the Company’s Board of Directors (the “Board”), as well as all positions as an officer, director and employee of all Company subsidiaries. Executive will also not stand for re-election to the Board at the 2011 annual shareholders’ meeting. The Company will pay Executive for any accrued, unpaid base salary and any accrued, unused paid time off through the Termination Date, on the Company’s next regular pay day after the Termination Date. Except as set out in this Agreement, as provided by the specific terms of a benefit plan or as required by law, effective as of the Termination Date, all of Executive’s employee benefits with the Company will be terminated. Upon receipt of Executive’s final paycheck from the Company, Executive agrees and acknowledges that he will have been paid all wages for labor or services rendered by him for the Company or on the Company’s behalf through the Termination Date, and that, other than as specifically provided in this Agreement, Executive is not entitled to any other severance or termination pay or benefits.

2. Separation Benefits. In consideration of Executive’s signing and not revoking this Agreement, the Company will provide Executive with the following “Separation Benefits”:

a. In connection with his employment with the Company, the Company provided Executive with a sign-on bonus of $430,000 (the “Sign-On Bonus”) pursuant to a Sign-On Bonus Agreement dated May 19, 2009 (the “Sign-On Bonus Agreement”). In accordance with the Sign-On Bonus Agreement, if Executive voluntarily terminated his employment less than 24 months from his employment date of July 1, 2009, Executive would be required to pay back a percentage of the Sign-On Bonus. If Executive signs and does not revoke his acceptance of this Agreement, the Company will waive any and all right to repayment of the Sign-On Bonus by Executive.

b. In connection with his employment with the Company, the Company paid on Executive’s behalf certain relocation expenses in order to assist him in his move from Chicago, Illinois to Wilmington, North Carolina (the “Relocation Assistance”) pursuant to a Relocation Agreement dated May 19, 2009 (the “Relocation Agreement”). In accordance with the Relocation Agreement, if Executive voluntarily terminated his employment less than 24 months from the date of his move, Executive would be required to pay back a percentage of the Relocation Assistance. If Executive signs and does not revoke his acceptance of this Agreement, the Company will waive any and all right to repayment of the Relocation Assistance by Executive.

c. The Company will pay on Executive’s behalf the costs of maintaining Executive’s group health insurance coverage should Executive elect to continue his health insurance coverage through the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) until the earlier of (i) the expiration of Executive’s COBRA benefits or (ii) the date on which Executive obtains health insurance coverage from another employer. Executive agrees to promptly notify the Company if Executive obtains health insurance coverage as contemplated under (ii) above.

3. Consulting Agreement. Executive and the Company agree that in order to facilitate the transition of Executive’s duties and responsibilities to a new Chief Executive Officer and otherwise ensure an orderly and smooth succession, the Parties will enter into a consulting arrangement pursuant to the terms of the Consulting Agreement that is attached hereto as Exhibit A (the “Consulting Agreement”). The Parties agree that a breach of the Consulting Agreement shall also constitute a breach of this Agreement.

4. Equity.

a. Pursuant to the Company’s 1995 Equity Compensation Plan, the Company has granted Executive nonqualified option to purchase shares of the Company’s common stock in connection with Executive’s service as a director on the Board and as its Chief Executive Officer. If Executive signs and does not revoke this Agreement, Executive’s outstanding nonqualified stock options as of the Termination Date (the “Stock Options”) will continue to vest in accordance with their respective vesting schedules through December 31, 2011, at which time any Stock Options not vested will expire immediately and automatically without any further action by the Parties or notice to Executive. Executive’s exercise period for any Stock Options vested and outstanding as of December 31, 2011 will be extended to May 31, 2012. By signing this Agreement, Executive agrees and acknowledges that Executive is solely responsible for payment of all required taxes on the exercise of such Stock Options.

b. Pursuant to the Employment Agreement, the Company’s 1995 Equity Compensation Plan and a Restricted Stock Award Agreement dated July 1, 2009 between the Parties, the Company granted Executive a total of 50,000 shares of restricted stock (the

“Restricted Stock”). If Executive signs and does not revoke this Agreement, Executive’s Restricted Stock will continue to vest and be released from the restrictions set forth in the Restricted Stock Award Agreement in accordance with the four year vesting schedule through December 31, 2011, at which time any Restricted Stock not vested will be forfeited immediately and automatically to the Company as of December 31, 2011 without any further action by the Parties or notice to Executive. By signing this Agreement, Executive agrees and acknowledges that he is solely responsible for payment of all required taxes in connection with the Company’s grant to him of the Restricted Stock.

Executive hereby acknowledges and agrees that if he does not sign this Agreement and return it to the Company within twenty-one (21) days, or if he revokes his acceptance of this Agreement pursuant to Section 11 below, he will not be entitled to receive the Separation Benefits under Section 2, the Consulting Agreement under Section 3, the benefits under this Section 4 or any other benefits under this Agreement.

5. Company Property. On or before the Termination Date, Executive will return all personal property of the Company in his possession (the “Company Property”), including, without limitation, any Company-owned equipment, and all originals and any copies of all disks, tapes, files, correspondence, notes and other documents pertaining to the Company’s proprietary products, customers and business and Proprietary Information as defined in Section 1 of the Proprietary Information and Inventions Agreement signed in connection with Executive’s employment with the Company (the “Proprietary Information Agreement”). Such Company Property will be in substantially the same condition as when provided to Executive, reasonable wear and tear excepted.

6. Release of Claims. In exchange for the Separation Benefits described in Section 2 and the additional vesting of Stock Options and Restricted Stock and the extension of the time to exercise vested Stock Options pursuant to Section 4, and other good and valuable consideration, by signing this Agreement, Executive releases and forever discharges the Company, as well as any of its predecessors, successors and assigns and its past, present and future owners, parents, subsidiaries, affiliates, predecessors, successors, assigns, officers, directors, stockholders, employees, employee benefit plans (together with all plan administrators, trustees, fiduciaries and insurers and agents the “Company Released Parties”), from any and all claims, demands, and causes of action of every kind and nature, whether known or unknown, direct or indirect, accrued, contingent or potential, which Executive ever had or now has, including but not limited to any claims arising out of or related to Executive’s employment with the Company and the termination thereof (except where and to the extent that such a release is expressly prohibited or made void by law). This release includes, without limitation, Executive’s release of the Company and the Company Parties from any claims by him for lost wages or benefits, stock options, restricted stock, compensatory damages, punitive damages, attorneys’ fees and costs, equitable relief or any other form of damages or relief. In addition, this release is meant to release the Company and the Company Parties from all common law claims, including claims in contract or tort, including, without limitation, claims for breach of contract, wrongful or constructive discharge, shareholder derivative claims, intentional or negligent infliction of emotional distress, misrepresentation, tortious interference with contract or prospective economic advantage, invasion of privacy, defamation, negligence or breach of any covenant of good faith and fair dealing. Executive also specifically and forever releases the Company and the Company Parties (except where and to the extent that such a release is expressly prohibited or made void by law) from any claims based on unlawful employment discrimination or harassment, including, but not limited to, the Federal Age Discrimination In Employment Act (29 U.S.C. § 621 et. seq.).

Executive acknowledges that this release applies both to known and unknown claims that may exist between Executive and the Company and the Company Parties. Executive expressly waives and relinquishes all rights and benefits which he may have under any state or federal statute or common law principle that would otherwise limit the effect of this Agreement to claims known or suspected prior to the date Executive executes this Agreement, and does so understanding and acknowledging the significance and consequences of such specific waiver. By signing this Agreement, Executive acknowledges and agrees that he has no cause to believe that any violation of any local, state or federal law has occurred with respect to his employment or separation of employment from the Company. Provided, however, that nothing in this Agreement extinguishes any claims Executive may have against the Company for breach of this Agreement.

7. No Admissions. Executive understands, acknowledges and agrees that the release set out above in Section 6 is a final compromise of any potential claims by Executive against the Company and/or the Company Parties in connection with Executive’s employment by the Company, and is not an admission by the Company or the Company Parties that any such claims exist or that the Company or any of the Company Parties are liable for any such claims. Unless prohibited by applicable law or regulation, Executive further agrees not to hereafter, directly or indirectly, sue, assist in or be a voluntary party to any litigation against Company or any one or more of the Company Parties for any claims relating to events occurring prior to or simultaneously with the execution of this Agreement, including but not limited to Executive’s termination of employment with the Company.

Notwithstanding the foregoing, nothing in this Agreement prohibits Executive from filing a charge with, or participating in any investigation or proceeding conducted by, the U.S. Equal Employment Opportunity Commission or a comparable state or federal fair employment practices agency; provided, however, that this Agreement fully and finally resolves all monetary matters between Executive and the Company and the Company Parties, and by signing this Agreement, Executive is waiving any right to monetary damages, attorneys’ fees and/or costs related to or arising from any such charge, complaint or lawsuit filed by Executive or on Executive’s behalf, individually or collectively.

8. Prior Agreements.

a. Executive hereby acknowledges and agrees that his duties and obligations under the Proprietary Information Agreement and under the Non-Competition and Non-Solicitation Agreement signed in connection with Executive’s employment with the Company (the “Non-Competition Agreement”) are in full force and effect in accordance with their respective terms.

b. In exchange for the Separation Benefits described in Section 2 and the additional vesting of Stock Options and Restricted Stock and the extension of the time to exercise vested Stock Options pursuant to Section 4, and other good and valuable consideration, the Parties hereby amend the Non-Competition Agreement as follows:

i.	Section 1.1 is hereby deleted in its entirety.

ii.	Section 1.2 is hereby deleted in its entirety and replaced in full by the following:

“1.2 Non-Solicitation of Customers. During Employee’s employment with PPD and through December 31, 2012, Employee will not, directly or indirectly, (a) solicit the business of any person, firm, corporation, partnership, limited liability company, trust or other business entity which is a customer of PPD or which was a customer of PPD at any time during Employee’s employment with PPD, (b) in any other manner persuade or attempt to persuade any such person, firm, corporation, partnership, limited liability company, trust or other business entity to discontinue or alter its business relationship with PPD, or (c) otherwise solicit for a competitive purpose or interfere with PPD’s relationship with any such person, firm, corporation, partnership, limited liability company, trust or other business entity.”

iii.	Section 1.3 is hereby deleted in its entirety and replaced in full by the following:

“1.3 Non-Solicitation of Employees. During the Employee’s employment with PPD and through December 31, 2012, Employee shall not, directly or indirectly, in any manner, (a) solicit, hire, or offer to hire any employee or contractor of PPD while that person is employed or engaged by PPD and for three (3) months after the termination of that person’s employment or engagement with PPD, or (b) otherwise encourage or induce any such employee or contractor to discontinue his or her relationship with PPD.”

c. The Parties agree that a breach of the Non-Competition Agreement or the Proprietary Information Agreement will also constitute a breach of this Agreement.

9. No Disparagement. Each Party agrees that they will not denigrate, defame, disparage or cast aspersions upon the other Party (and with respect to the Company, upon the Company Parties, their products, services, business and manner of doing business).

10. Relief and Enforcement. Executive also understands and agrees that if he violates the terms of Sections 5, 8 or 9 of this Agreement, he will cause injury to the Company and/or one or more of the Company Parties) that will be difficult to quantify or repair, so that the Company (and/or the Company Parties) will have no adequate remedy at law. Accordingly, Executive agrees that if he violates Sections 5, 8 or 9 of this Agreement, the Company (or the Company Parties) will be entitled as a matter of right to seek an injunction from a court of law, restraining Executive from any further violation of this Agreement. The right to an injunction is in addition to, and not in lieu of, any other remedies that the Company (or the Company Parties) has at law or in equity.

11. Right to Revoke. ONCE SIGNED BY EXECUTIVE, THIS AGREEMENT IS REVOCABLE IN WRITING FOR A PERIOD OF SEVEN (7) DAYS (THE “REVOCATION PERIOD”). IN ORDER TO REVOKE HIS ACCEPTANCE OF THIS AGREEMENT, EXECUTIVE MUST DELIVER WRITTEN NOTICE OF REVOCATION TO JUDD HARTMAN, AND SUCH WRITTEN NOTICE MUST ACTUALLY BE RECEIVED BY HIM WITHIN THE SEVEN (7) DAY REVOCATION PERIOD.

12. No Modifications; Governing Law; Entire Agreement. This Agreement cannot be changed or terminated verbally, and no modification or waiver of any of the provisions of this Agreement will be effective unless it is in writing and signed by both Parties. The Parties agree that this Agreement is to be governed by and construed in accordance with the laws of the State of North Carolina, and that any suit, action or charge arising out of or relating to this Agreement will be adjudicated in the state or federal courts in New Hanover County, North Carolina. This Agreement (including any exhibits, and inclusive of the Proprietary Information Agreement and the Non-Competition Agreement) sets forth the entire and fully integrated understanding between the Parties, and there are no representations, warranties, covenants or understandings, oral or otherwise, that are not expressly set out herein.

13. Voluntary Execution. By signing below, Executive acknowledges that he has read this Agreement, that he understands its contents and that he has relied upon or had the opportunity to seek the legal advice of his attorney, who is the attorney of his own choosing.

14. Miscellaneous.

(a) Should any portion, term or provision of this Agreement be declared or determined by any court to be illegal, invalid or unenforceable, the validity or the remaining portions, terms and provisions shall not be affected thereby, and the illegal, invalid or unenforceable portion, term or provision shall be deemed not to be part of this Agreement.

(b) The Parties agree that the failure of a Party at any time to require performance of any provision of this Agreement shall not affect, diminish, obviate or void in any way the Party’s full right or ability to require performance of the same or any other provision of this Agreement at any time thereafter.

(c) This Agreement shall inure to the benefit of and shall be binding upon Executive, his heirs, administrators, representatives, executors, successors and assigns and upon the successors and assigns of the Company.

(d) The headings of the paragraphs of this Agreement are for convenience only and are not binding on any interpretation of this Agreement. This Agreement may be executed in counterparts.

EXECUTIVE HEREBY ACKNOWLEDGES THAT HE HAS BEEN GIVEN A PERIOD OF AT LEAST TWENTY-ONE (21) DAYS TO CONSIDER WHETHER TO EXECUTE THIS AGREEMENT. EXECUTIVE ALSO ACKNOWLEDGES THAT HE WAS ADVISED BY THE COMPANY IN WRITING TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT.

IN WITNESS WHEREOF, each of the Parties hereto acknowledges having read and understood the contents and effect of this Agreement and has executed this Separation and Release Agreement freely and with full authority duly given, all as of the date first above written.

THE COMPANY:

PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.

By:	/s/ Fred Eshelman

Name:	Fred Eshelman

Title:	Executive Chairman

Date: February 4, 2011

EXECUTIVE:

/s/ David L. Grange	(SEAL)
David L. Grange

Date: February 4, 2011